Exhibit 99.1

News Release

Rayonier Appoints Ryan Daniels Senior Vice President, Wood Products
WILDLIGHT, Fla. – (BUSINESS WIRE) – July 17, 2026 – Rayonier Inc. (NYSE:RYN) announced today the appointment of Ryan Daniels as Senior Vice President, Wood Products, effective immediately. Mr. Daniels has served as Interim Senior Vice President, Wood Products, since March 20, 2026.
“Following the conclusion of our search process, I am pleased to announce Ryan’s appointment to this key leadership role,” said Mark McHugh, President and Chief Executive Officer. “Ryan brings deep industry experience and a proven leadership track record. He has been a tremendous addition to our senior leadership team in recent months, and I look forward to what the Wood Products team will accomplish under his leadership.”
“I am honored by the opportunity to lead Rayonier’s Wood Products business at this exciting time for the company,” said Mr. Daniels. “I look forward to advancing our team’s tradition of safety and environmental stewardship, operational excellence, and continuous improvement.”

Previously, Mr. Daniels served as Rayonier’s Senior Vice President, Operations of the Wood Products business since January 2026. He joined PotlatchDeltic Corporation in September 2023 as Director, Wood Products Operations, serving in that capacity until the merger of equals between Rayonier and PotlatchDeltic closed earlier this year. Prior to joining PotlatchDeltic, Mr. Daniels served in leadership roles at other large-scale wood products manufacturing companies, including Hood Industries, Inc., Coastal Forest Resources Company, Weyerhaeuser Company, and Georgia-Pacific LLC. Mr. Daniels holds B.S. and M.S. degrees in Industrial Engineering from the University of Arkansas.

About Rayonier

Rayonier Inc., 1 Rayonier Way, Wildlight, Florida 32097 www.rayonier.com

Rayonier is a land resources real estate investment trust (REIT) with a portfolio comprising over four million acres in the U.S. South and U.S. Northwest. The company is focused on managing its timberlands on a sustainable basis while optimizing its overall portfolio value by delivering land to its highest and best use. Rayonier also operates six sawmills, an industrial-grade plywood mill, residential and commercial real estate developments, and a rural land sales program. Rayonier is committed to corporate responsibility, third-party forest certification, and supporting climate change mitigation through its land-based solutions business. More information is available at www.rayonier.com.

Contacts
Investors/Media: Collin Mings, investorrelations@rayonier.com, 904-357-9100

Rayonier Inc., 1 Rayonier Way, Wildlight, Florida 32097 www.rayonier.com